Exhibit 10.6

CHENIERE ENERGY, INC. 1997 STOCK OPTION PLAN

AMENDMENT No. 5

WHEREAS, Cheniere Energy, Inc. (the “Company”) previously adopted the Cheniere Energy, Inc. 1997 Stock Option Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan with respect to determining the fair market value of the Common Stock (as defined in the Plan); and

WHEREAS, in Section 11.2 of the Plan, the Company reserves the right to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2005, as follows:

1. Section 2.10 of the Plan is amended and restated in its entirety to read as follows:

“Fair Market Value” means the closing price of the Common Stock on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, on the most recent trading date that immediately precedes the date of the determination; provided, however, that any Options exercised after the close of trading on any given date shall be deemed to be exercised on the next following trading date for purposes of determining Fair Market Value. If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the Fair Market Value shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

2. The second sentence of Section 6.4 of the Plan is amended and restated in its entirety to read as follows:

“Payment of the Option Price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in Common Stock (not subject to limitations on transfer) valued at the Fair Market Value of such shares on the date of exercise or (iii) at the discretion of the Committee, by a combination of such cash and such Common Stock.”

3. Except as modified herein, the Plan is hereby specifically ratified and affirmed.